UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 2, 2008

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Humana Inc. (“Humana”) and certain of its officers and directors (collectively, the “Rose Defendants”) have been named as defendants in Rose et al. v. Humana Inc. et al., Case No. 3:08cv-236-JBC (the “Rose Complaint”), a class action lawsuit filed on May 1, 2008 in the U.S. District Court for the Western District of Kentucky, asserting violations of the Employee Retirement Income Security Act (“ERISA”). The Rose Complaint asserts claims and allegations similar to those set forth in Benitez et al. v. Humana Inc. et al., Case No. 3:08cv-211-H, a class action filed on April 22, 2008 in the Western District of Kentucky, which is disclosed in note 10 to the condensed consolidated financial statements of Humana included in its Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on April 29, 2008. The Rose Complaint is brought on behalf of a purported class of participants in and beneficiaries of the Humana Retirement and Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan (collectively, the “Plans”). The Rose Complaint alleges, among other things, that, from September 1, 2007 through May 1, 2008, some or all of the Rose Defendants breached their fiduciary duties to the Plans by: (i) offering Humana common stock as an investment option for the Plans and invested the Plans’ assets in Humana common stock, even though they knew or should have known that Humana common stock was not a suitable and appropriate investment option; (ii) providing participants with misleading information and failed to provide complete and accurate information regarding Humana common stock, including information regarding Humana’s stand-alone Medicare Part D prescription drug plans; (iii) failing to properly monitor the Plans’ fiduciaries; and (iv) failing to avoid conflicts of interest and to serve the interests of the Plans’ participants and beneficiaries. The Rose Complaint also alleges that certain Rose Defendants are liable for those breaches as co-fiduciaries because they enabled, knowingly participated in, and/or knew of and failed to remedy those breaches. The Rose Complaint seeks the following relief, among other things: (i) repayment of alleged losses to the Plans, restoration of profits that the Rose Defendants allegedly made using Plan assets, and restoration of Plan participants’ lost profits; (ii) an injunction prohibiting future violations of the Rose Defendants’ fiduciary obligations under ERISA; (iii) actual damages; (iv) allocation of the Plans’ recovery to any participants’ accounts that invested in Humana common stock in proportion to the accounts’ losses caused by the decline in the Humana common stock; (v) an award of plaintiffs’ legal fees and costs; and (vi) equitable restitution and other equitable and injunctive relief, including modifying the Plans to prevent further violations of ERISA.

In addition, Humana and certain other companies in the health insurance industry (collectively, the “Weintraub Defendants”) have been named as defendants in Weintraub et al. v. Ingenix, Inc. et al., Case No. 3:08-cv-00654-CFD (the “Weintraub Complaint”), a class action lawsuit filed on April 29, 2008 in the U.S. District Court for the District of Connecticut asserting violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”) (18 U.S.C. § 1962(c)), Section 1 of the Sherman Antitrust Act (15 U.S.C. § 1), and the Connecticut Unfair Trade Practices Act (C.G.S. § 42-110b). The Weintraub Complaint alleges, among other things, that, during the period beginning at least as early as January 1, 2004 through April 29, 2008, the Weintraub Defendants conspired to fix the rates at which they reimbursed their health plan members for costs of services received from out-of-network health care providers by, among other things, (i) manipulating the “reasonable and customary rates” that they used to calculate reimbursement rates, (ii) using data supplied by Ingenix, Inc. regarding reasonable and customary rates that they knew was flawed and had been manipulated, and (iii) concealing these facts from their plan members. The Weintraub Complaint alleges that, as a result of these actions, the Weintraub Defendants artificially depressed their reimbursement rates for out-of-network services and caused their members to pay a greater share of the costs of those services than they otherwise would have paid. The Weintraub Complaint seeks, among other things, the following relief: (i) an award of monetary damages, including disgorgement, and treble and punitive damages; (ii) an injunction prohibiting the Weintraub Defendants from continuing the alleged unlawful activities; (iii) an award of plaintiff’s legal fees and costs; and (iv) other relief that the court deems just and proper.

Humana believes that the foregoing lawsuits are without merit, and intends to defend each of these actions vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Kathleen Pellegrino
Kathleen Pellegrino Vice President and Acting General Counsel

Dated: June 2, 2008